Exhibit 10.30

FORM OF PROMISSORY NOTE

$1,000,000.00	October 24, 2014

For value received, MASSIVE INTERACTIVE, INC., a Nevada corporation (the “Company”), promises to pay to Mr. Gil Orbach, a resident of Stamford, CT (the “Holder”), or its registered assigns, in lawful money of the United States of America the principal sum of One million dollars ($1,000,000.00).  Interest shall accrue from the date of this unsecured promissory note (this “Note”) on the unpaid principal amount at a rate equal to ten percent (10.0%) per annum, simple interest.  This Note is subject to the following terms and conditions:

1.           Payments; Principal and Interest.  All outstanding and unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on October 24, 2015 (the “Maturity Date”).  Interest shall accrue and be payable quarterly on the dates that are 3, 6, 9, and 12 months from the date of this promissory note. This Note may not be prepaid, unless approved in writing by the Holder, and any prepayment will equal the full aggregate outstanding and unpaid principal, together with any then unpaid and accrued interest, as well as the future interest that would have accrued between the date of prepayment and the original maturity date and other amounts payable hereunder.

2.           Events of Default.  Promptly following the Company becoming aware of an occurrence of any Event of Default, the Company shall furnish to the Holder written notice of the occurrence thereof.  The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a)           Failure to Pay.  The Company shall fail to pay (i) when due any principal or interest payment on any due date hereunder or (ii) any other payment required under the terms of this Note within fifteen (15) days after written demand therefore; or

(b)           Voluntary Bankruptcy or Insolvency Proceedings.  The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), or (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or

(c)           Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be challenged, dismissed or discharged within thirty (30) days of commencement; or

(d)           Dissolution; Liquidation.  The dissolution, liquidation, winding up of the Company.

3.           Ranking and Security Interest.  This Note will be held first in precedence with regard to any other creditors, instruments, or contractual obligations of the Company, and cannot be subordinated without the written approval of the Investor, provided, however, that this Note and any other Notes issued under that certain Note.

4.           Change of Control.  In the event that a party other than Holder or his affiliate (which specifically includes any entity controlled by Zachary Venegas or Scott Ogur) acquires 20% or more of the equity or assets of the company then the holder may demand that the principal and interest for one year shall become immediately due and payable to the Holder by the Company, and the number of warrants issued by the Company to the Holder shall increase from 100,000 to 550,000 and the exercise price of such warrants shall decrease from $0.25 per share to $0.05 per share.

5.           Transfer; Successors and Assigns.  The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.  Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company, except for transfers to affiliates.  Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company.  Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee.  Interest and principal are payable only to the registered holder of this Note.

6.           Governing Law.  This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

7.           Notices.  Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

8.           Amendments and Waivers.  Any term of this Note may be amended or waived only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 7 shall be binding upon the Company, the Holder and each transferee of the Note.

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The Company has caused this Note to be issued as of the date first written above.

COMPANY: MASSIVE INTERACTIVE, INC., a Nevada corporation

By:	/s/ Antaine Furlong
Name:	Antaine Furlong
Title:	Chief Financial Officer

Address: 6th Floor, 10 Lower Thames Street London EC3R 6AF, United Kingdom

AGREED TO AND ACCEPTED: Mr Gil Orbach, a resident of Stamford, CT

By:	/s/ Gil Orbach

Address: